Exhibit 10.35

Amendment No. 2 to
TRANSITIONAL MANUFACTURING AND SUPPLY AGREEMENT

Amendment No. 2 dated November 6, 2015 (“Amendment Effective Date”) to Transitional Manufacturing and Supply Agreement dated 31 January 2012 between Medtech Products Inc. (“Prestige”) and GlaxoSmithKline Consumer Healthcare L.P. (“Supplier”).

WHEREAS, Supplier and Prestige entered into a Transitional Manufacturing and Supply Agreement dated January 31, 2012, as amended by Amendment Number One to the Transitional Manufacturing and Supply Agreement dated as of June 25, 2013 (collectively, the “Agreement”), whereby Supplier agreed to supply and Prestige agreed to purchase certain products (“Products”); and

WHEREAS, Supplier and Prestige wish to amend the Agreement, as set forth in this Amendment No. 2, to provide for an extension of the term of the Agreement with respect to the Products Manufactured at the Memphis Manufacturing Site and the Mississauga Manufacturing Site (as defined in this Amendment No. 2), certain adjustments with respect to pricing of the Products Manufactured at the Memphis Manufacturing Site, and termination of the Agreement with respect to Products Manufactured at the Aiken Manufacturing Site.

NOW, THEREFORE, effective as of the Amendment Effective Date, Supplier and Prestige agree as follows:

1.    All capitalized terms used but not defined in this Amendment No. 2 shall have the meanings set forth for them in the Agreement.

2.    The Agreement is hereby terminated with respect to the Products that were Manufactured at the Aiken Manufacturing Site, except that Supplier will continue to manufacture Prestige’s Tagamet® products at the Mississauga Manufacturing Site under the Agreement, subject to Clause 24.5 of the Agreement.

3.    The definition of “End Date” in Article 1 of the Agreement is hereby deleted in its entirety and the following definition is inserted in lieu thereof:

“End Date”	means:

(i)	in respect of Products supplied from the Memphis Manufacturing Site, the date of 31 January 2019; and

(ii)	in respect of Products supplied from the Mississauga Manufacturing Site, the date of 31 January 2019, subject to

Prestige’s right to terminate manufacture and supply at the Mississauga Manufacturing Site in accordance with Clause 24.5.

“Mississauga

Manufacturing Site”	means the manufacturing site located at 7333 Mississauga Rd, Mississauga, ON L5N 6L4, Canada.

4.    The definition of “Manufacturing Sites” in Article 1 of the Agreement is hereby deleted in its entirety and the following definition is inserted in lieu thereof:

“Manufacturing Sites”
means, together, the Memphis Manufacturing Site and the Mississauga Manufacturing Site or any alternative manufacturing site to which the Manufacture of any Products has been moved pursuant to Clause 6.2.

5.    The definition of Aiken Manufacturing Site and all references in the Agreement to Aiken Manufacturing Site are deleted.

6.    A new Clause 7.6 is added to Article 7 of the Agreement and shall read as follows:

“7.6    Supplier shall within nine (9) months of the Amendment Effective Date, qualify secondary supply sources for the following active ingredients used in the Manufacture of Products: (A) aspirin, (B) caffeine and (C) acetaminophen; provided, however, that to the extent Supplier’s efforts to qualify such secondary sources within such nine (9)-month period adversely impacts Supplier’s ability to meet any outstanding Purchaser Order (e.g., due to a shutdown of a particular line to complete such qualification(s)) and to the extent that Supplier has notified Prestige in writing of such adverse impact and Prestige has, nonetheless instructed Supplier, in writing, to continue its efforts to qualify such secondary sources in spite of such impact, Supplier shall not be liable to Prestige for any resulting delay in supply under such outstanding Purchase Orders, including without limitation, the On-Time Delivery and Required Quantities targets under Clause 7.6. For the sake of clarity, subject to the foregoing notifications and instructions, any resulting delay in supply under outstanding Purchase Order(s) caused by Supplier’s efforts to qualify the secondary supply sources required under this Clause 7.6 shall not be deemed a breach of this Agreement.”

7.    A new Clause 10.7 is added to Article 10 of the Agreement and shall read as follows:

“10.7
Within ninety (90) days of the Amendment Effective Date, the practice of shipping under quarantine will cease and thereafter all Products will be released by Supplier prior to shipment unless otherwise specifically requested in writing by Prestige.”

8.    The following text is added to the end of Clause 12.4 of the Agreement:

“Anything to the contrary in the foregoing notwithstanding, Supplier shall be entitled to raise the Prices of any Product(s) as follows:

November 30, 2015                                        a one-time surcharge of $800,000.00 shall
be applied and split equally over all
inventory received during the month of November 2015

December 31, 2015                                         a one-time surcharge of $800,000.00 shall
be applied and split equally over all inventory received during the month of December 2015

Supplier shall also be entitled to raise the Prices of any Product(s) by the following percentages as of the following dates:

November 16, 2015 -                                      17.3%
April 1, 2016    -                3.0%
April 1, 2017 and each
April 1 thereafter    -            a percentage equal to the percentage
change in the Producer Price Index (PPI), subcategory Pharmaceutical Preparation Manufacturing (PCU325412325412), as published by the U.S. Department of Labor’s Bureau of Labor Statistics (http://www.bls.gov/ppi/) since April 1 of the immediately preceding year.

In no event shall Supplier be entitled to any Price increase for Products in respect of any period prior to the Amendment Effective Date of this Amendment No. 2.

9.    Article 20 of the Agreement is deleted in its entirety and the following text is inserted in lieu thereof:

“20.    CONTINUOUS IMPROVEMENT; PERFORMANCE METRICS

20.1
Supplier and Prestige will use all commercially reasonable efforts to initiate and implement cost savings projects. Approval of these cost savings projects will not be unreasonably withheld by Prestige or Supplier. Any cost savings achieved through the Parties’ continuous improvement will be shared equally (50:50) by the Parties.

20.2	The Parties will work together to identify risks within the supply chains for the Products, and the Parties will use all commercially reasonable efforts to mitigate any identified risks.

20.3
Subject to Clause 7.6, Supplier shall deliver the Products as ordered by Prestige with respect to a particular production Line at the Manufacturing Sites (“Line”) (a) on time not less than ninety-five percent (95%) of the time, measured by not more than three (3) days before or after (+/- 3) the Delivery due date (“On-Time Delivery”) in the applicable purchase order, and (b) in complete quantities plus or minus ten percent (+/-10%) (“Required Quantities”), in each case, measured cumulatively on a calendar quarter basis. If in a given calendar quarter, Supplier does not meet such On-Time Delivery and/or Required Quantities targets, Supplier shall have the next calendar quarter to remedy such failure (“Remedy Quarter”). Products Manufactured on each Line are identified on Schedule 2 attached hereto. If Supplier does not remedy an On-Time Delivery and/or Required Quantities failure in the applicable Remedy Quarter, Prestige will be entitled to discount of one percent (1%) for all Products that are Manufactured on the applicable Line in the Remedy Quarter. Notwithstanding the foregoing in this Clause 20.3, if Prestige requests a change to the date for Delivery or Product quantity of any SKU specified in an existing Firm Order (the “Ordered SKU”) without requesting, in the same change order, an equivalent off-setting Delivery date or Product quantity change (as applicable), the On-Time Delivery and Required Quantities targets in this Clause 20.3 as to the Ordered SKU shall automatically be suspended for four (4) weeks, but only to the extent that such offset has not been requested.”

10.    A new Clause 24.5 is added to the Agreement and shall read as follows:

“24.5
Prestige shall have the right to terminate the Agreement with respect to, but only with respect to, the Products manufactured at the Mississauga Manufacturing Site, by providing Supplier no less than three (3) months’ prior written notice.”

11.    Clause 25.7 through Clause 25.15 of the Agreement are hereby deleted in their entirety and replaced with the following:

“25.7
Subject to Clause 25.8 through Clause 25.14, upon expiration or termination of this Agreement (but not earlier during the Term), Prestige may notify Supplier in writing if Prestige wishes to purchase the Designated Equipment (“Buy Notification”). The Buy Notification must include the information set forth in Clause 25.8(A) below. Supplier may sell the Designated Equipment to Prestige, but Supplier shall have no obligation to do so. Within thirty (30) days of receipt of the Buy Notification, Supplier shall notify Prestige in writing whether or not Supplier, in its sole discretion, is willing to sell the Designated Equipment to Prestige. If Supplier notifies Prestige in writing that Supplier agrees to sell the Designated Equipment to Prestige (“Seller Notification”), the processes set forth in Clause 25.8 through Clause 25.15 of the Agreement shall apply. The purchase price for the Designated Equipment will be at a price equal to the Net Book Value of the Designated Equipment at the Purchase Date.

25.8	In the event Prestige provides the Supplier with the Buy Notification and Supplier provides Prestige with a Seller Notification (pursuant to Clause 25.7 above) the following process shall apply:

(A)	As part of such Buy Notification, Prestige shall provide confirmation of:

(i)
the proposed Purchase Date (being the date of expiry of this Agreement (subject to sub-Clause (G) below)) of the Designated Equipment and (provided that such date is the same as or later than the Purchase Date) the proposed date of transfer of the Designated Equipment from the Memphis Manufacturing Site to a different site, as nominated by Prestige; and

(ii)	whether it wishes to inspect the Designated Equipment (the “First Notification”).

(B)
if Supplier provides Prestige a Seller Notification, then within ten (10) Business Days of such Seller Notification the Supplier shall confirm in writing to Prestige (or its nominated Affiliate) the then current Net Book Value of the Designated Equipment and the anticipated Net Book Value of the Designated Equipment on the proposed Purchase Date pursuant to sub-Clause 25.8(A)(i) above. In the event of any dispute with regard to such Net Book Value Prestige (or its nominated Affiliate) shall be entitled to request and the Supplier will procure written confirmation of the Net Book Value and any related calculation by the Supplier's independent auditors, together with documentation satisfactorily supporting such Net Book Value calculation;

(C)
if Supplier provides Prestige a Seller Notification and should Prestige wish to inspect the Designated Equipment, Prestige (or its nominated Affiliate) shall have the right to fully inspect the Designated Equipment at the Memphis Manufacturing Site where the Designated Equipment is located within Working Hours on such a date within twenty (20) Business Days of the Seller Notification as shall be agreed by the Parties and the Supplier shall fully cooperate in facilitating such inspection, including granting access to the Designated Equipment and relevant information with regard to the condition and performance of the Designated Equipment;

(D)
if Supplier provides Prestige a Seller Notification, then within fifteen (15) Business Days of the Seller Notification (or if later within fifteen (15) Business Days of Prestige (or its nominated Affiliate) completing its inspection pursuant to sub-Clause 25.8(C)), Prestige (or its nominated Affiliate) shall confirm to the Supplier in writing whether it wishes to proceed with the purchase of the Designated Equipment (the "Second Notification");

(E)
within fifteen (15) Business Days of the Second Notification Prestige (or its nominated Affiliate) and the Supplier shall cooperate in good faith to prepare and execute appropriate transfer documentation and invoices as required and customary in the relevant jurisdiction of the Memphis Manufacturing Site where the Designated Equipment is located to give effect to the purchase and transfer of the Designated Equipment to Prestige (or its nominated Affiliate). Such documentation shall, among other things, provide that:

(i)	Prestige shall be responsible for arranging and paying for the cost of decommissioning, disassembling, removing and transporting the Designated Equipment from the Memphis Manufacturing Site:

(ii)	For the avoidance of doubt, the price of the Designated Equipment shall be equal to the Net Book Value of the Designated Equipment at the Purchase Date; and

(iii)	Payment for the Designated Equipment shall take place upon the Purchase Date of the Designated Equipment.

(F)
The Parties shall use commercially reasonable endeavours to agree upon a date and plan for the physical transfer the Designated Equipment (allowing for, amongst other things, decommissioning, disassembly, removal and transportation) from the Memphis Manufacturing Site to a site nominated by Prestige within a prompt and reasonable timescale after the Purchase Date.

(G)
In the event this Agreement terminates prior to its date of expiry, for any reason, after Prestige has provided a Second Notification confirming that it wishes to proceed with the purchase of the Designated Equipment, the Purchase Date shall be deemed to be the date of termination (or such other date as soon as reasonably practicable thereafter as the Parties shall agree in writing (acting reasonably)) and the provisions in sub-Clauses 25.8(E) and 25.8(F).

Clause 25.9	INTENIONALLY OMITTED.

Clause 25.10	INTENIONALLY OMITTED.

Clause 25.11	INTENTIONALLY OMITTED.

Clause 25.12	INTENTIONALLY OMITTED.

Clause 25.13
Effective as of the Purchase Date and subject to payment by Prestige to Supplier of the Net Book Value of the Designated Equipment at the Purchase Date, the Supplier shall transfer to Prestige all right, title and interest in and to any and all of the Intellectual Property owned by the

Supplier in respect of the Designated Equipment (the "Designated Equipment Intellectual Property") in substantially the same manner and in such geographical territories as the Supplier has used the Designated Equipment Intellectual Property prior to the purchase of the Designated Equipment by Prestige.

Clause 25.14
If any piece of Designated Equipment, on inspection by Prestige (or its nominated Affiliate) pursuant to sub-Clause 25.8(C), is found by Prestige (acting reasonably) to not be in reasonable working condition such that it is materially defective ("Defective Designated Equipment"), Prestige (or its nominated Affiliate) may, by giving notice to the Supplier as part of the Second Notification, exclude such Defective Designated Equipment from the Designated Equipment to be transferred pursuant to Clause 25.8 and upon execution of this right, reference to Designated Equipment in this Agreement shall thereafter be construed accordingly. The Net Book Value of any Defective Designated Equipment (calculated on the basis provided for in sub-Clause 25.8(B)) shall be deducted from the purchase price for the Designated Equipment. Notwithstanding the foregoing, if Prestige (or its nominated Affiliate) finds (acting reasonably) that the significance of the Defective Designated Equipment to the operation of the Designated Equipment is so material that in the absence of the Defective Designated Equipment, the Designated Equipment is not useful to Prestige and/or that the cost of replacing the Defective Designated Equipment makes the purchase of the Designated Equipment uneconomic, Prestige may notify Supplier in writing that Prestige is revoking its Buy Notification and Prestige’s right to purchase the Designated Equipment pursuant to Clauses 25.8 through 25.15 shall lapse and be of no further force and effect.

Clause 25.14    Right of First Refusal

(A)
In the event that Prestige provides Supplier a Buy Notification pursuant to Clause 25.7, but Supplier does not want to sell the Designated Equipment and, therefore, does not provide Prestige with a Seller Notification as set forth in Clause 25.7, Prestige shall have a right of first refusal to purchase the Designated Equipment if Supplier shall within five (5) years from the termination or expiration date of this Agreement determine that it wishes to sell the Designated Equipment to a third party. If Supplier makes such a determination, Supplier shall notify Prestige in writing of Supplier’s wish to sell the Designated Equipment to a third party and the terms of such proposed sale (“Third Party Sale”) and Supplier shall offer Prestige the right to purchase the Designated Equipment on terms in the aggregate no less favorable than those being offered to such third party. Within ten (10) days of a written notice of the Third Party Sale, Prestige shall notify Supplier in writing whether or not Prestige wishes to purchase such Designated Equipment on such Third Party Sale terms. In the event that

Prestige does not notify Supplier in writing within such ten (10) day period that Prestige wishes to purchase the Designated Equipment pursuant to its right of first refusal, then Supplier shall be free to sell the Designated Equipment to the third party; provided that Supplier shall not sell the Designated Equipment to such third party on terms that are in the aggregate more favorable than the terms of the Third Party Sale.

(B)
If Prestige notifies Supplier in writing within the ten (10) day period set forth in Clause 25.15(A) that Prestige wishes to purchase the Designated Equipment pursuant to its right of first refusal on the same terms as the Third Party Sale, Prestige shall have the inspection rights provided for in Clause 25.8(C) (but such inspection to take place within ten (10) days of the date of Prestige’s written notice of its wish to purchase the Designated Equipment), and the processes in Clause 25.8(D), Clause 25.8(E) (except Clause 25.8(E)(ii)), and Clause 25.8 shall apply.”

12.    Except as otherwise provided in this Amendment No. 2, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties hereto has signed this Amendment No. 2 as of the Amendment Effective Date.

Signed by /s/ Ron Lombardi            )
For and on behalf of                )
MEDTECH PRODUCTS INC.        )     /s/ Ron Lombardi

Signed by /s/ G.P. Johnson            )
For and on behalf of                )
GLAXOSMITHKLINE CONSUMER    )     /s/ G. P. Johnson
HEALTHCARE L.P.